EXHIBIT 23.5

CONSENT

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-1 of IMAC Holdings, Inc. (the “Company”) as a person about to become a director of the Company.

Dated: September 17, 2018

/s/ Dean Weiland
Dean Weiland